Exhibit 2.1

Execution Copy

FIRST AMENDMENT
to
PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to that certain Purchase Agreement (the “Agreement”), dated as of February 6, 2013, by and among Mac Parent LLC, a Delaware limited liability company (the “Company”), Restaurant Holdings LLC - Series A, a Delaware limited liability company (“Restaurant Holdings”), Brinker Services Corporation, a Florida corporation (“Brinker”), Mac Management Investors LLC, a Delaware limited liability company (“Mac Management Investors” and, collectively with Restaurant Holdings and Brinker, the “Sellers”), Ignite Restaurant Group, Inc., a Delaware corporation (“Purchaser”), and Restaurant Holdings, as the Representative (each of the foregoing, individually, a “Party” and, collectively, the “Parties”), is being entered into by and among Purchaser and the Representative as of this 8th day of April, 2013.  Capitalized terms used but not defined herein are defined in the Agreement.

WHEREAS, the Company, the Sellers, Purchaser and the Representative are parties to the Agreement; and

WHEREAS, Purchaser and the Representative now wish to amend the Agreement pursuant to Section 13.5 thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Amendments.

(a)                                 Section 1.1 of the Agreement is amended to add the following definitions in alphabetical order:

“‘Collection Period’ has the meaning set forth in Section 5.11.”

“‘Credit Agreement’ means that certain Amended and Restated Credit and Security Agreement, dated as of April 9, 2013, by and among Purchaser, the lenders from time to time party thereto, KeyBank National Association, as administrative agent to the lenders thereunder, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book runner, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, National Association and Cadence Bank, N.A., each as co-documentation agents, as the same may from time to time be further amended, restated or otherwise modified.”

“‘Special Receivables’ has the meaning set forth in Section 7.16(a).”

“‘Special Receivables Amount’ has the meaning set forth in Section 7.16(b).”

“‘Special Receivables Costs and Expenses’ has the meaning set forth in Section 7.16(b).”

(b)                                 The Agreement is amended to replace the existing Section 5.11 with the following (with such existing Section 5.11 being added as a new Section 5.12):

“Performance Under Section 7.16.  During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (such period, the “Collection Period”), the performance by Purchaser, the Blockers, the Company and the Company’s Subsidiaries’ of their respective obligations under Section 7.16 will not violate or constitute a default (whether after the giving of notice, lapse of time or both) under any material contract, lease, license or other agreement of Purchaser (including, without limitation, the Credit Agreement).”

(c)                                  The Agreement is amended to add a new Section 7.16 as follows:

“(a)                           The Parties acknowledge and agree that, during the Collection Period, (i) the Sellers shall retain all rights to each Special Receivables Amount actually received by Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries on behalf of the Sellers in respect of the receivables of the Company and the Company’s Subsidiaries set forth on Schedule 7.16 (together, the ‘Special Receivables’), and (ii) the Representative shall have the right, in its reasonable discretion, to take any and all actions on behalf of the Blockers, the Company or any of the Company’s Subsidiaries necessary or reasonably appropriate to collect or otherwise pursue payment in respect of the Special Receivables; provided, however, that the pursuit of such Special Receivables shall not interfere in any material respect with the operations of the Business or the normal duties of the personnel of the Company or any of its Subsidiaries or impose any payment or other obligation or restriction of any type on Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries.

(b)                                 If, at any time during the Collection Period, Purchaser, the Blockers, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates actually receives any payment on behalf of the Sellers in respect of the Special Receivables, such Person shall, not later than fifteen (15) days following its receipt of such payment, remit by wire transfer of immediately available funds to one or more bank accounts specified by the Representative an amount equal to (i) the amount of the payment actually received, less (ii) all out of pocket third-party costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses) not incurred in violation of this Agreement in respect of such payment (all such amounts, “Special Receivables Costs and Expenses”), and less (iii) in the event that such Person is required by applicable Law to pay Taxes with respect to such payment, an amount equal to such Taxes (such resulting amount, with respect to each payment so received, the “Special Receivables Amount”).  Each Special Receivables Amount so paid to the Representative shall be deemed by the Parties to be payment of additional purchase price under this Agreement.

(c)                                  In furtherance of the foregoing, Purchaser shall, during the Collection Period, keep the Representative reasonably informed of all material matters relating to the settlement and/or collection of the Special Receivables, and shall reasonably cooperate with and assist in any reasonable manner requested by the Representative, and shall cause the Blockers, the Company and the Company’s Subsidiaries and their respective employees to reasonably cooperate with and assist in any reasonable manner requested by the Representative or its agents and representatives in connection with the collection and/or settlement of the Special Receivables, including, without limitation, (i) providing access to employees of the Blockers, the Company and the Company’s Subsidiaries for questions and assistance at reasonable times, upon reasonable advance notice and so as to not unreasonably interfere with such person’s employment duties or the operation of the Business, (ii) providing counsel with access to (and permitting copies to be made of) documents, files, books and records of the Blockers, the Company and the Company’s Subsidiaries, but only to the extent relevant to the Special Receivables, and (iii) directing the appropriate officers of the Blockers, the Company or any of the Company’s Subsidiaries to execute any settlement or release documents relating to the Special Receivables reasonably requested by the Representative.  For the avoidance of doubt, during the Collection Period, none of Purchaser, the Blockers, the Company or any Subsidiary of the Company shall, and shall cause their employees and representatives to not, take any material actions in respect of any Special Receivables (except as expressly provided for in Section 7.16(b)) or delay any payment in respect thereof, incur any out of pocket costs or expenses in respect of or relating to the Special Receivables or contact any third parties regarding the Special Receivables, in each case without the Representative’s prior written consent.”

(d)                                 The Parties further agree that, from and after the expiration of the Collection Period, (i) the Sellers shall forfeit, and shall no longer have, any rights to any Special Receivables Amounts actually received after the Collection Period by Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries on behalf of the Sellers in respect of the Special Receivables, (ii) all payments in respect of the Special Receivables actually received after the Collection Period shall belong to, and shall be retained by, Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries, and (iii) all obligations of Purchaser, the Blockers, the Company and/or the Company’s Subsidiaries pursuant to this Section 7.16 shall terminate.  Notwithstanding the foregoing, the expiration of the Collection Period shall not relieve Purchaser, the Blockers, the Company or the Companies’ Subsidiaries from any liability or obligation in respect of any breach of this Section 7.16 by such Persons prior to such expiration.”

(e)                                  The Schedules to the Agreement are amended to add a new Schedule 7.16 in the form attached to this Amendment.

(f)                                   Section 11.1(i) of the Agreement is amended to add new Section 5.11 to the definition of “Fundamental Representations”.

(g)                                  The Agreement is amended to add the following language to the end of Section 11.2(v) as follows:

“and/or any Special Receivables Costs and Expenses that have not been taken into account in any calculation of a Special Receivables Amount.”

Section 2.                                           Release.  Effective upon the payment by Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries to the Representative of any Special

Receivables Amount (or with respect to any payments in respect of any Special Receivables that have not been actually received by Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries prior to the expiration of the Collection Period, upon the expiration of the Collection Period), except in respect of any claims for a breach of Section 5.11 or Section 7.16 by, or the willful misconduct or bad faith of, Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries, each Seller, in its capacity as such, on behalf of itself and its Affiliates, assigns and heirs (in each case in their capacity as an Affiliate, assign or heir of a Seller hereunder), hereby unconditionally and irrevocably waives, releases and forever discharges each of Purchaser, the Blockers, the Company, the Company’s Subsidiaries and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (each in their capacity as such, the “Released Parties”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, related to, arising out of or in connection with such Special Receivables Amount and the matter(s) underlying such Special Receivables Amount (and any payments in respect of any Special Receivables that have not been actually received by Purchaser, the Blockers, the Company or any of the Company’s Subsidiaries prior to the expiration of the Collection Period, if applicable) which such Seller now has or may hereafter have against the Released Parties, and such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Released Parties.  To the extent permitted by applicable Law, each Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and each Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

Section 3.                                           No Other Changes; Miscellaneous.  Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.  This Amendment shall be deemed to be and construed as part of the Agreement, and the Agreement shall be deemed to be and be construed as part of this Amendment; provided, however, that in the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.  This Amendment may be executed in counterparts (any one of which may be by facsimile or electronic signature), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed on its behalf by an officer or representative thereunto duly authorized, all as of the date first written above.

“Purchaser”

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Edward W. Engel
Name:	Edward W. Engel
Title:	Senior Vice President, General Counsel and Secretary

“Representative”

RESTAURANT HOLDINGS, LLC - SERIES A

By:	/s/ Joshua Olshansky
Name:	Joshua Olshansky
Title:	Manager

Signature Page to First Amendment to Purchase Agreement

Schedule 7.16

Special Receivables

The tax-loss carry-back refund which was filed for by the Company and/or the Company’s Subsidiaries in April 2012 in conjunction with their respective 2012 tax statements (and which is anticipated to be approximately $384,000).

The claim filed by the Company and/or the Company’s Subsidiaries in February 2013 relating to British Petroleum’s Deepwater Horizon oil well explosion settlement agreement, which claim covers six (6) restaurants.

Signature Page to First Amendment to Purchase Agreement